                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
                         Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934

                        Commission File Number 0-10181

                            Eljer Industries, Inc.
            (Exact name of registrant as specified in its charter)


                             17120 Dallas Parkway
                              Dallas, Texas 75248
                           Telephone:(214) 407-2600
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $1.00 PER SHARE
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)


                                     None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



Rule 12g-4(a)(1)(i)  [X]                   Rule 12h-3(b)(1)(ii)  [ ]
Rule 12g-4(a)(1)(ii) [_]                   Rule 12h-3(b)(2)(i)   [_]
Rule 12g-4(a)(2)(i)  [_]                   Rule 12h-3(b)(2)(ii)  [_]
Rule 12g-4(a)(2)(ii) [_]                   Rule 15d-6            [ ]
Rule 12h-3(b)(1)(i)  [X]




Approximate number of holders of record as of the certification or notice date:
One (1)

Pursuant to the requirements of the Securities Exchange Act of 1934 Eljer Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:   January 28, 1997                      BY: /s/ Dennis Haines
        ----------------                         --------------------------
                                              Name:   Dennis Haines
                                              Title:  Assistant Secretary